Exhibit 2





                                AGREEMENT AND PLAN OF MERGER

                                       BY AND BETWEEN

                                     KOGER EQUITY, INC.

                                             AND

                                   KOGER PROPERTIES, INC.

                               AGREEMENT AND PLAN OF MERGER

       AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1993, by and between KOGER EQUITY, INC., a Florida corporation ("KE") and KOGER PROPERTIES, INC., a Florida corporation and a debtor-in-possession in its Bankruptcy Case (as defined below) ("KPI")

                                         WITNESSETH:

       WHEREAS, KPI has commenced a voluntary case (No. 91-12294-8PI) (the "Bankruptcy Case") under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. 101 et seq. (the "Bankruptcy Code");

       WHEREAS, a plan of reorganization for KPI has been filed jointly with the United States Bankruptcy Court for the Middle District of Florida, Tampa Division (the "Bankruptcy Court"), by KPI and KE;

       WHEREAS, the Bankruptcy Court has entered an order dated June 8, 1993 approving the Disclosure Statement filed by KPI and KE relating to the Plan as containing adequate information with respect thereto and has entered an
order dated December   , 1993 approving the execution and delivery by KPI of
this Agreement (collectively, the "Approval Orders");

       NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, and in reliance on the representations and warranties referred to herein and subject to the terms and conditions hereof, the parties hereto hereby agree as follows:


                                         ARTICLE 1.
                                     CERTAIN DEFINITIONS

       For all purposes of this Agreement, except where otherwise expressly indicated, the following definitions apply:

       "Agreement" means this Agreement and all Schedules and Exhibits hereto, as the same may be amended from time to time pursuant to Section 10.11 hereof.

       "Assumed Contracts" means the executory contracts and unexpired leases assumed by KPI under the Plan, the list of which shall be filed with the Bankruptcy Court prior to the confirmation of the Plan.

       "Bankruptcy Code" has the meaning ascribed to it in the preamble.

       "Bankruptcy Court" has the meaning ascribed to it in the preamble.

       "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court (including any applicable local rules of the United States District Court for the Middle District of Florida), as in effect on the Effective Date.

       "best of KE's knowledge" means to the best knowledge of any of the executive officers and directors of KE and the KE Subsidiaries and, when used in Section 4.11 hereof, "best of KE's knowledge" means to the best knowledge of any of the executive officers and directors of KE and the KE Subsidiaries acquired since the date on which the applicable property was transferred from KPI to KE.

       "best of KPI's knowledge" means to the best knowledge of any of the officers and directors of KPI and the KPI Subsidiaries.

       "Cash" means cash, cash equivalents and other readily marketable direct obligations of the United States of America, including, but not limited to bank deposits, certificates of deposit, checks and other similar items.

       "Certificate of Merger" means the Certificate of Merger substantially in the form attached hereto as Exhibit 2.1(a).

       "Closing" has the meaning ascribed to it in Section 2.3(a) hereof.

       "Closing Date" has the meaning ascribed to it in Section 2.3(a) hereof.

       "Committee" means the Official Committee of Unsecured Creditors in the Bankruptcy Case.

       "Confirmation Date" means the date on which the Confirmation Order shall be entered.

       "Confirmation Order" means the order which shall be entered by the Bankruptcy Court confirming the Plan and shall be reasonably satisfactory to KE in form and substance.

       "Disclosure Schedule" means the disclosure schedule to the representations and warranties attached hereto and forming a part of this Agreement.

       "Disclosure Statement" means the disclosure statement with respect to the Plan that was approved by the Bankruptcy Court and has been transmitted to holders of claims and interests in the Bankruptcy Case soliciting acceptances of the Plan.

       "Effective Time" has the meaning ascribed to it in Section 2.2 hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

       "FBCA" means the Florida Business Corporations Act, as such Act may be amended from time to time.

       "Final Order" means, as to any court, administrative agency or other tribunal, an order or judgment of such tribunal entered on its docket which has not been modified, amended or stayed and as to which the time to appeal or petition for rehearing or certiorari has expired and as to which no appeal or petition for rehearing or certiorari has been timely filed or taken, the order or judgment of the court has been affirmed by the highest court (or other tribunal having appellate jurisdiction over the order or judgment) to which the order was appealed or the petition for rehearing or certiorari has been denied, and the time to take any further appeal or to seek further rehearing or certiorari has expired.

       "Governmental Requirements" means all laws, ordinances, statutes, codes, rules, regulations, orders and decrees of the United States, the state, the county, the city, or any other political subdivision in which
(i) with respect to KPI, a KPI Property, or any part or parcel thereof, is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over KPI or KPI Property or any part or parcel thereof or (ii) with respect to KE, a KE Property, or any part or parcel thereof, is located, and any other political subdivision, agency or instrumentality exercising jurisdiction over KE or KE Property or any part or parcel thereof.

       "Hazardous Materials" means any substance the presence of which on a KPI or KE Property, as the case may be, is regulated by any Governmental Requirements, including but not limited to: (i) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C.
Section 6901 et seq.), as amended from time to time, and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.) ("CERCLA" or "SuperFund"), as amended from time to time, and regulations promulgated thereunder; (iii) asbestos;
(iv) polychlorinated biphenyls; (v) any petroleum-based products; and
(vi) underground storage tanks, whether empty, filled or partially filled with any substance.

       "Hazardous Materials Contamination" means the uncontrolled presence of (whether presently existing or hereafter occurring) Hazardous Materials, in the environment at a KPI or KE Property, as the case may be.

       "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder.

       "KE Common Stock" means the common stock of KE, par value $.01 per share.

       "KE Leased Property" means the properties listed as such on the Disclosure Schedule hereto.

       "KE Properties" shall have the meaning ascribed to it in Section 4.8.

       "KE Rights Agreement" means the Common Stock Rights Agreement between KE and First Union National Bank, as rights agent, dated as of September 30, 1990.

       "KE Subsidiaries" means the subsidiaries of KE, if any.

       "KPI Common Stock" means the common stock of KPI, par value $0.10 per share.

       "KPI Leased Property" means the properties listed as such on the Disclosure Schedule hereto.

       "KPI Properties" shall have the meaning ascribed to it in Section 3.8.

       "KPI Stock Consideration" shall mean the consideration to be received by holders of KPI Common Stock which shall constitute Allowed Class 9 Interests pursuant to the Plan and the Merger as provided in Section 2.5(c)(i) hereof.

       "KPI Subsidiaries" means the subsidiaries of KPI, if any.

       "Person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization and a government or any department or agency thereof.

       "Plan" means the Third Amended and Restated Plan of Reorganization of Koger Properties, Inc. proposed jointly by Koger Properties, Inc. and Koger Equity, Inc. dated as of April 30, 1993, as amended. The following terms are used herein with the meaning set forth in the Plan: Administrative Expenses, Allowed Claims, Allowed Interests, Claims, Class or Classes, Disbursing Agent, Effective Date, Paying Agent(s), Petition Date, Restructured Note, Reorganized TKP, Southeast, Southeast Assets, Tax Note, Restructured Secured Notes and TKP.

       "Rights" means the rights to purchase shares of Series A Preferred Stock of KPI issued pursuant to the Rights Agreement.

       "Rights Agreement" means the Preferred Stock Rights Agreement dated as of September 30, 1990, between KPI and First Union National Bank, as successor Rights Agent.

       "Surviving Corporation" means KE after the Effective Time of the Merger.

       "SEC" means the Securities and Exchange Commission, or any government agency succeeding to its functions.

       "Tax" and "Taxes" shall be understood to include any tax, assessment or similar governmental charge, impost or levy, including, without limitation, ad valorem or similar real estate taxes, together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

       "TKP Plan" means the Third Amended and Restated Plan of Reorganization of The Koger Partnership, Ltd. dated as of October 28, 1992, as amended, which was confirmed by order of the Bankruptcy Court on March 24, 1993.

       "Unrestricted Cash" means Cash which is not subject to any claim, lien, encumbrance, escrow or right of setoff of any Person or which is not set aside for specific application.

       "Warrant Agreement" means the agreement between KE and First Union National Bank substantially in the form of Exhibit D to the Plan.

       "Warrants" means the warrants to be issued by KE which shall entitle the holder thereof to purchase one share of KE Common Stock on the terms set forth in the Warrant Agreement attached as Exhibit D to the Plan.

                                          ARTICLE 2.
                                          THE MERGER

       2.1.   The Merger.

       (a) Upon the terms and subject to the conditions of this Agreement, pursuant to the authority granted by the Confirmation Order, KPI shall be merged with and into KE (the "Merger") at the Effective Time (as defined below) in accordance with the FBCA (Florida Statutes Section 607.1101 et seq.), with KE as the surviving corporation, all as provided in the Certificate of Merger, which the parties hereto agree to execute, acknowledge and deliver to the Secretary of State of Florida for filing pursuant to the FBCA, on or during the Closing.

       (b) At the Effective Time, KE shall be the successor to all of the assets, interests and entitlements of KPI owned by KPI as of the Effective Time, and to all of the liabilities and obligations of KPI existing as of the Effective Time, as provided in the Plan. The name, identity, existence, rights, privileges, powers, franchises, properties and assets of KE shall continue unaffected and unimpaired by the Merger, all as provided by the FBCA. At the Effective Time, the identity and separate existence of KPI shall cease, and all of the rights, privileges, powers, franchises, properties and assets of KPI shall be vested in KE.

       2.2. Effective Time. On or following the date upon which each of the conditions set forth in Articles 7 and 8 hereof have been satisfied or waived, the Merger shall become effective on the filing of the Certificate of Merger with the Secretary of State of the State of Florida (the "Effective Time").

       2.3.  The Closing.

       (a) The closing of the Merger and the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Martin, Ade, Birchfield & Mickler, P.A. in Jacksonville, Florida (or at such other place as the parties may mutually agree upon) on (i) the second business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Articles 7 and 8 of this Agreement, or (ii) such other date as the parties hereto may mutually agree upon. The date on which the Closing actually occurs is
referred to herein as the "Closing Date".   At the Closing, there shall be
delivered to KE and KPI the opinions, certificates and other documents required to be delivered under Articles 7 and 8 hereof.

       (b) All deliveries, payments and other transactions and documents relating to the Closing, including the filing of the Certificate of Merger with the Secretary of State of Florida, shall be interdependent and none shall be effective unless and until all are effective, except for any of the same as to which the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing.

       2.4. Plan of Reorganization. The Merger shall be effected as a principal component of the Plan. The Closing Date and the Effective Time hereunder shall occur on or as soon as practicable after the Effective Date under the Plan.

       2.5. Merger Consideration. At the Closing, KE shall provide, pursuant to the Plan, to the holders of Allowed Claims or to the Paying Agents under the Plan for the benefit of holders of Allowed Claims and Interests under the Plan, as the case may be, the merger consideration which shall consist of the following components (collectively, the "Merger Consideration"):

       (a) Delivery of Certain Notes. Subject to the terms and conditions of the Plan and the Confirmation Order, KE shall execute and deliver to the holders of Allowed Claims in Classes 1A(1) through 1A(20), 1B, 1C, and 1E under the Plan, respectively, Restructured Notes, Tax Notes and Restructured Secured Notes (the "Debt Consideration") in the amounts and containing the terms provided in the Plan;

       (b) Delivery of KE Common Stock. Subject to the terms and conditions of the Plan and the Confirmation Order, KE shall deliver to the Disbursing Agent 6,158,977 shares of KE Common Stock issuable under the Plan to Holders of Allowed Claims in Classes 3, 4 and 5; however, in the event that KE shall commit to increase the number of shares of KE Common Stock to be distributed under the Plan in respect of Allowed Class 3 Claims and Allowed Class 4 Claims, as set forth in Section 13.3 of the Plan, KE shall also deliver to the Disbursing Agent such increased number of shares; and

       (c) Delivery of Warrants. Subject to the terms and conditions of the Plan and the Confirmation Order, KE shall deliver to the Disbursing Agent an aggregate of 644,000 constituting (i) Warrants issuable under the Plan to Holders of KPI Common Stock who are Holders of Allowed Interests in Class 8, one Warrant for each fifty (50) shares of KPI Common Stock; and (ii) 100,000 Warrants issuable under the Plan to Holders of Allowed Claims and Interests in Classes 7 and 10.

       2.6.  Articles of Incorporation; By-Laws; Directors and Officers.

       (a) From and after the Effective Time, the Articles of Incorporation of KE shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation as amended as provided in the Certificate of Merger.
A copy of such Amended and Restated Articles of Incorporation of KE is attached hereto as Exhibit 2.6A.

       (b) From and after the Effective Time, the By-Laws of KE, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended. A copy of the By-laws of KE are attached hereto as Exhibit 2.6B.

       (c) At the Effective Time, the number of directors of the Surviving Corporation shall be increased to ten and the directors shall be the following persons who shall have been designated as such in accordance with
Section 7.1 of the Plan:

        Directors Designated by
        Koger Equity, Inc. Board:                  Benjamin C. Bishop, Jr.
                                                   Irvin H. Davis
                                                   David B. Hiley
                                                   Victor A. Hughes
                                                   G. Christian Lantzsch
                                                   George F. Staudter
                                                   S. D. Stoneburner

        Directors Designated by
        the Committee:                             D. Pike Aloian
                                                   Charles E. Commander, III
                                                   Thomas K. Smith, Jr.

       (d) At the Effective Time, the officers of KE immediately before the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are elected or appointed and have qualified.

       2.7. Conversion of KPI Common Stock. At the Effective Time, as provided in the Plan, each share of KPI Common Stock issued and outstanding immediately prior to the Effective Time, and all claims arising out of the Rights Agreement and the rejection thereof pursuant to the Plan, shall, by virtue of the Plan and the Confirmation Order, and without action on the part of the holder thereof, be cancelled and thereafter represent the right to receive Warrants as provided in the Plan.

       2.8. Stock Transfer Books. At the Effective Time, or otherwise by Order of the Bankruptcy Court, the stock transfer books of KPI shall be closed and there shall be no further transfers of shares of KPI Common Stock thereafter on the records of KPI.

       2.9. Appraisal Rights and Other Shareholder Rights. The holders of KPI Common Stock are not entitled to any appraisal rights hereunder or under Florida law. As to KPI, the Merger shall be approved by reason of authorization granted in the Plan and the Confirmation Order, and except pursuant to the voting and other rights of holders of KPI Common Stock with respect to the Plan under the Bankruptcy Code, holders of KPI Common Stock will have no right or authority with respect to the Merger under state or federal law.

                                          ARTICLE 3.
                            REPRESENTATIONS AND WARRANTIES OF KPI

       KPI hereby represents and warrants to and agrees with KE as follows:

       3.1.  Organization, Etc.   KPI is duly organized, validly existing, and
in good standing under the laws of Florida. Each of the KPI Subsidiaries is duly organized, validly existing and in good standing in the state of its incorporation. By reason of the entry of the Approval Orders, and subject to the entry of the Confirmation Order, KPI has the legal or corporate power and authority to execute and deliver this Agreement. Subject to the Confirmation Order becoming a Final Order, KPI has the legal and corporate power to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each of KPI and the KPI Subsidiaries is duly qualified and is in good standing as a foreign corporation to do business in the jurisdictions identified on the Disclosure Schedule and, except as set forth on the Disclosure Schedule, has not failed to be so qualified in any jurisdiction or jurisdictions in which the failure to so qualify would have a material adverse effect on KPI and the KPI Subsidiaries taken as a whole.

       3.2. Authorization of Agreement; No Violations; Consents. Under the authority granted by the Approval Orders, this Agreement has been duly and validly executed and delivered by KPI and, upon the Confirmation Order becoming a Final Order, will constitute a valid and binding agreement of KPI, enforceable in accordance with its terms. Except as set forth on the Disclosure Schedule, the execution and delivery of this Agreement and, upon entry of the Confirmation Order, the consummation of the Merger and the other transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation of or default under (a) any provision of KPI's Restated Certificate of Incorporation or By-Laws, (b) any note, bond, mortgage, indenture, lease, agreement or other material instrument, permit, concession, grant, franchise or license to which KPI is a party or by which any of its properties or assets may be bound, (c) any judgment, order, decree, injunction, statute, rule, permit, license or regulation applicable to KPI, the KPI Subsidiaries or any of their respective properties or (d) which results in the acceleration of any material obligation or the creation of any material lien, charge or encumbrance upon any, of the assets of KPI, except for violations or defaults under (b), (c) or (d) above which, in the aggregate, would not have a material adverse effect on KPI and the KPI Subsidiaries taken as a whole or KPI's ability to effect the Merger. Except as set forth on the Disclosure Schedule, other than in connection with or in compliance with the provisions of the FBCA, the Exchange Act, the HSR Act and the Bankruptcy Code, no authorization, consent or approval of, or declaration of, filing with, or notice to, any governmental body or authority is necessary for the execution and delivery of this Agreement by KPI or the consummation by KPI of the transactions contemplated hereby. Except to the extent set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require the consent of any person or entity, other than consents which have been obtained or which will be obtained prior to the Closing.

       3.3. Capital Stock. The authorized capital stock of KPI consists of 50,000,000 shares of KPI Common Stock, of which 27,200,922 shares were issued as of the date hereof, 1,200 shares were held by KPI as treasury stock and 27,199,722 shares were outstanding; and 2,500,000 shares of preferred stock, of which 500,000 shares have been designated Series A Preferred Stock (none of which are outstanding). All of the outstanding shares of KPI Common Stock have been validly issued and are fully paid and nonassessable. Except for the Rights and for options exercisable for an aggregate of 1,157,000 shares of KPI Common Stock, KPI does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating KPI to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock.

       3.4. Subsidiaries and KE Common Stock. The Disclosure Schedule contains a list of each of the Subsidiaries of KPI. Except as otherwise set forth on the Disclosure Schedule, KPI owns, directly or indirectly, all of the outstanding capital stock of, or other equity interests in, the KPI Subsidiaries, free and clear of all liens, charges, pledges, security interests or other encumbrances, and all of such capital stock or other equity interests have been duly authorized and validly issued and are fully paid and nonassessable. No KPI Subsidiary has any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating it to issue or sell any share of its capital stock, or any other equity interest, or any securities or obligations convertible into or exchangeable for, any shares of capital stock of, or any other equity interest in, such Subsidiary. KPI is the beneficial and holder of record of an aggregate of 1,781,000 shares of KE Common Stock.

       3.5.  Annual and Quarterly Reports.

       (a) KPI has previously furnished KE with true and complete copies of KPI's Annual Reports on Form 10-K as filed with the SEC for each of the fiscal years ended March 31, 1992, 1991, and 1990, inclusive, and the Quarterly Reports on Form 10-Q as filed with the SEC for the fiscal quarter ended December 31, 1992 (collectively, the "KPI Reports").

       (b) As of December 31, 1992, neither KPI nor any of the KPI Subsidiaries had any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, and whether required to be recorded or reflected on such balance sheet under generally accepted accounting principles, that are material to KPI and the KPI Subsidiaries taken as a whole, except for those specifically disclosed or provided for in the audited consolidated balance sheet of KPI for the fiscal year ended March 31, 1992, or the notes thereto, or the unaudited consolidated balance sheet of KPI at December 31, 1992. Except as set forth on the Disclosure Schedule, since December 31, 1992, neither KPI nor any of the KPI Subsidiaries has incurred any liabilities other than liabilities which (i) have been incurred in the ordinary course of business consistent with past practice, (ii) have not had a material adverse effect on the ability of KPI to consummate the transactions contemplated by this Agreement or on the condition (financial or otherwise), properties, assets, liabilities, business, prospects or results of operations of KPI and the KPI Subsidiaries taken as a whole or (iii) were otherwise the subject of specific approval by the Bankruptcy Court.

       3.6. Absence of Material Adverse Changes. Since December 31, 1992, except as set forth on the Disclosure Schedule, KPI and the KPI Subsidiaries have conducted their respective businesses only in the ordinary and usual course in substantially the same manner as theretofore conducted since the Petition Date, and neither KPI nor any of the KPI Subsidiaries has undergone any change which has had, or may reasonably be expected to have, a material adverse effect on the ability of KPI to consummate the transactions contemplated by this Agreement or, except as disclosed in the Disclosure Schedule pursuant to Section 3.5(b) above, on the condition (financial or otherwise), properties, assets, liabilities, business, prospects or results of operations of KPI and the KPI Subsidiaries taken as a whole.

       3.7. Taxes. Except as set forth in the KPI Reports or in the Disclosure Schedule, or for other exceptions which would not have a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, prospects or results of operations of KPI and the KPI Subsidiaries taken as a whole:

              (a) all returns and reports of all Taxes including, without limitation, consolidated federal income tax returns of KPI, withholding tax returns, declarations of estimated tax and tax reports, required to be filed with respect to KPI and the KPI Subsidiaries or any of their income, properties or operations, have been duly filed in a timely manner (taking into account all extensions of due dates);

              (b) to the best of KPI's knowledge, all information provided in such returns, declarations and reports is true, correct and complete in all material respects;

              (c) all Taxes attributable to KPI and the KPI Subsidiaries that are or were due and payable on or prior to the date hereof have been paid, except for (x) Taxes that are being contested in good faith and with respect to which adequate reserves have been made and are reflected on the September 30, 1992 balance sheet and (y) Taxes that are Allowed Claims;

              (d) the provisions for Taxes on the consolidated balance sheets of KPI and the KPI Subsidiaries contained in the KPI Reports were prepared in accordance with generally accepted accounting principles consistently applied from period to period; and

              (e) There is no claim or assessment pending or, to the best of KPI's knowledge, threatened against KPI or any one of the KPI Subsidiaries for any alleged deficiency in Taxes, and to the best of its knowledge, KPI does not know of any audit or investigation with respect to any liability of KPI or any one of the KPI Subsidiaries for Taxes, which if adversely determined, would have a material adverse effect on the financial condition of KPI. The consolidated federal income tax returns for KPI and the KPI Subsidiaries for the fiscal years after 1980 have not been examined by the Internal Revenue Service.

       3.8. Owned Properties. The Disclosure Schedule contains a complete and correct list as of the date hereof of all real properties and interests therein owned as of the date hereof by KPI or any KPI Subsidiary (the "KPI Properties"). Except as stated in the Disclosure Schedule, each of KPI and the respective KPI Subsidiaries has good and marketable title to the KPI Properties and good title to all tangible personal property reflected in the March 31, 1992 balance sheet included in the KPI Reports or acquired after such date (except to the extent disposed of since such date in the ordinary course of business or pursuant to order of the Bankruptcy Court), in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections except (a) liens for current taxes not yet due and payable, (b) encumbrances, easements and security interests which do not materially detract from the value or interfere with the use of the properties affected thereby, (c) liens and security interests which secure Allowed Claims under Classes 1A(1) through 1A(20) and Classes 1B, 1C, 1D and 1E under the Plan, (d) purchase money security interests and post-petition financings incurred pursuant to authority granted by the Bankruptcy Court incurred after the Petition Date, and (e) easements for the erection and maintenance of public utilities serving the KPI Properties (the exceptions identified on the Disclosure Schedule and those described in the foregoing clauses (a), (b), (c), (d) and (e) being referred to herein as "Permitted Encumbrances"). Except as set forth in the Disclosure Schedule, to the best of KPI's knowledge, all plants, buildings and improvements, and all machinery and equipment contained therein and all operations conducted therein, and all other real property owned by KPI or any KPI Subsidiary, including, without limitation, the KPI Properties, conform in all material respects with all applicable material building and zoning and other laws, ordinances, regulations and permits, and the continuation of any such operation will not result in a material violation of any such building and zoning and other laws, ordinances, regulations and permits. Except as set forth in the Disclosure Schedule, KPI does not know of any present or past material violations by KPI or any KPI Subsidiary of any such building or zoning and other laws, ordinances, regulations and permits, nor any pending or threatened disputes with respect thereto, nor any facts that might form a reasonable basis for such a dispute. KPI has previously furnished or made available to KE copies of title insurance policies with respect to the KPI Properties. Since the date of each such title policy, to the best knowledge of KPI, and except as set forth on the Disclosure Schedule, there have been no additional easements, encumbrances or defects to title that are not reflected in such title policies.

       3.9. Leased Properties. The Disclosure Schedule contains a complete and correct list as of the date specified therein of all real and tangible personal properties and interests therein leased as of the date hereof by KPI or any KPI Subsidiary as lessee. Except as stated in the Disclosure Schedule as of the date specified therein, each of KPI and the respective KPI Subsidiaries has valid leasehold interests in all real properties and tangible personal properties leased by it, in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections. KPI has made available to KE complete and correct copies of all leases of real property and material personal property, and enjoys peaceful and undisturbed possession under all leases under which it or any Subsidiary operates as lessee. Except as otherwise agreed upon by KPI and KE, all such leases are included among the Assumed Contracts. Except as set forth in the Disclosure Schedule, to the best of KPI's knowledge, all activities of KPI in properties leased by it conform in all material respects, with all applicable material building, fire, safety, zoning and all other laws, ordinances, regulations and permits, and except as set forth in the Disclosure Schedule, and to the best of KPI's knowledge, the continuation of any such activity will not result in a material violation of any such building and zoning or other laws, ordinances, regulations or permits. Except as set forth in the Disclosure Schedule, KPI does not know of any present or past violations by KPI or any KPI Subsidiary of any such building or zoning or other laws, ordinances, regulations and permits, nor any pending or threatened disputes with respect thereto, nor any facts that might form a reasonable basis for such a dispute.

       3.10. Leases of Owned Properties. The Disclosure Schedule contains, as of the date specified therein, a complete and correct list of all leases by KPI as lessor of any KPI Property or portion thereof ("KPI Leases"). Except as set forth in the Disclosure Schedule, to the best of KPI's knowledge, KPI is not in default in any material manner under any of the KPI Leases, and KPI is not aware of any material defaults by other Persons party to any of the KPI Leases nor of any event or condition which with the passage of time or the giving of notice would constitute such a material default. Except as set forth in the Disclosure Schedule, to the best of KPI's knowledge, the KPI Leases are enforceable against the other Persons party thereto in accordance with their terms.

       3.11. Assumed Contracts. The Disclosure Schedule contains a complete and correct list of all Assumed Contracts to which KPI is a party. As of the Effective Time, all of the Assumed Contracts shall have been assumed by KPI under orders of the Bankruptcy Court which provide that the consummation of the Merger will constitute an assignment of the Assumed Contracts to KE and will not give rise to any right of any party thereto to terminate, and KPI is not in default or breach of such Assumed Contracts. To the best of KPI's knowledge, except as described in the Disclosure Schedule, there does not exist any default or breach of any of the Assumed Contracts by any party thereto which default or breach does not or would not, individually or in the aggregate, constitute damages or costs in excess of $100,000.

       3.12. Environmental Matters. To the best of KPI's knowledge, except as set forth on the Disclosure Schedule, each of KPI and the KPI Subsidiaries is in compliance with all applicable material published rules and regulations (and applicable standards and requirements) of the U.S. Environmental Protection Agency and of any similar agencies in any jurisdiction in which KPI and the KPI Subsidiaries owns or leases real property. To the best of KPI's knowledge, except as set forth in the Disclosure Schedule, there is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or threatened in writing by any person or entity for (i) non-compliance by either KPI or any KPI Subsidiary with any state or federal environmental law, permit, rule or regulation or (ii) relating to the release into the environment by either KPI or any KPI Subsidiary of any Hazardous Materials or waste generated by either KPI or any KPI Subsidiary, whether or not occurring at or on the site owned, leased or operated by either KPI or any KPI Subsidiary. To the best of KPI's knowledge, except as set forth in the Disclosure Schedule, there are no citations, fines or penalties heretofore assessed against KPI under any Governmental Requirements relating to air or water pollution, solid waste disposal or other environmental protection matters, or relating to occupation, health or safety, that remain unpaid, and except as set forth in the Disclosure Schedule hereto, no such citations, fines or penalties have been assessed or threatened in writing since January 1, 1988. To the best of KPI's knowledge, except as set forth in the Disclosure Schedule, none of KPI or the KPI Subsidiaries has received written notice of any violation of a type referred to in any portion of this Section 3.12 which has not been corrected. Copies of KPI's last inspection reports, if any, from each applicable authority with respect to any Governmental Requirements described in any portion of this Section 3.12 and relating to the properties of KPI and the KPI Subsidiaries have previously been provided to KE. To the best of KPI's knowledge, the Disclosure Schedule sets forth a complete list of all above-ground and underground storage tanks, vessels, and related equipment and containers that are subject to federal, state or local laws, statutes, rules or regulations, and sets forth their present contents, and, if known, what the contents have been at any time in the past, and what program of remediation, if any, is contemplated with respect thereto. KPI has previously furnished or made available to KE copies of Phase I environmental audits, if any, which were prepared on or prior to the date hereof by environmental consultants or auditors of national standing with respect to any of the KPI Properties. Without limitation of the foregoing, except as set forth on the Disclosure Schedule and except as would be present in KPI Properties or KPI Leased Properties in the ordinary course, in compliance in all material respects, with applicable law, to the best of KPI's knowledge:

              (a) No Hazardous Materials are located on any KPI Property or KPI Leased Property, or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any KPI Property or KPI Leased Property, or transported to or from any KPI Property or KPI Leased Property. No portion of any KPI Property or KPI Leased Property is being used or has been used at any previous time, for the disposal, storage, treatment, processing, manufacturing or other handling of Hazardous Materials;

              (b) No asbestos or asbestos-containing materials have been installed, used, incorporated into, or disposed of on any KPI Property or KPI Leased Property;

              (c) No polychlorinated biphenyls or materials containing polychlorinated biphenyls are located on or in any KPI Property or KPI Leased Property;

              (d) No underground storage tanks are located on any part or parcel of any KPI Property or KPI Leased Property or were previously located on any part or parcel of any KPI Property or KPI Leased Property and subsequently removed or filled;

              (e) No investigation, administrative order, consent order, agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened in writing, anticipated or in existence with respect to any KPI Property or KPI Leased Property, or any part or parcel thereof;

              (f) The KPI Properties and KPI Leased Properties and their existing and prior uses are and have been in compliance with, and at all times have complied with, any applicable material Governmental Requirements relating to environmental matters or Hazardous Materials;

              (g) There is no condition on any KPI Property or KPI Leased Property which is in material violation of any applicable material Governmental Requirements relating to Hazardous Materials, and KPI has received no communication from or on behalf of any Governmental Authority that any such condition exists; and

              (h) Neither any KPI Property nor any KPI Leased Property, nor any part or parcel thereof, is currently listed on the National Priority List or any analogous state list.

       KPI further represents and warrants that, except for studies, audits, and reports pertaining to KPI Properties and KPI Leased Properties which have been made available to KE and are listed on the Disclosure Schedule, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of or, to the best of KPI's knowledge, available to KPI in relation to any KPI Property or KPI Leased Property.

       3.13. Commissions. To the best of KPI's knowledge, within the three years preceding the date hereof, neither KPI nor any of the KPI Subsidiaries has made or solicited, in connection with work performed or to be performed or sought to be performed, contracts awarded to or bid on by KPI or any KPI Subsidiary or otherwise sought by KPI or any KPI Subsidiary, any payments (in goods, money or services) which have violated or would violate the Foreign Corrupt Practices Act or any other similar federal, state or local statute, regulation or ordinance.

       3.14. Employment Arrangements. The Disclosure Schedule contains a true and complete list of all union contracts and all employment agreements providing for salaries in excess of $50,000 per annum with employees that are not terminable at will and all agreements, plans and arrangements pertaining to pension, profit- sharing, deferred compensation, bonuses, retirement, hospitalization, medical expense payments, vacation, severance or other employee benefits.

       3.15. Litigation. Except as set forth in the Disclosure Schedule hereto, there are no material judicial or administrative actions, suits, or proceedings pending or threatened against KPI, the continued prosecution of which will not be permanently enjoined by reason of the entry of the Confirmation Order under Section 1141 of the Bankruptcy Code.

       3.16. Other Information. The information set forth on Appendix A to Exhibit A to the Plan provided by KPI to KE and its advisors is true, correct and complete as of the date set forth therein in all material respects.

                                         ARTICLE 4.
                            REPRESENTATIONS AND WARRANTIES OF KE

       KE represents and warrants to and agrees with KPI as follows:

       4.1. Organization, Etc. KE is duly organized, validly existing, and in good standing under the laws of Florida. Each of the KE Subsidiaries is duly organized, validly existing and in good standing in the state of its incorporation. KE has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each of KE and the KE Subsidiaries is duly qualified and in good standing as a foreign corporation to do business in the jurisdictions identified on the Disclosure Schedule and, except as set forth in the Disclosure Schedule, has not failed to be so qualified in any jurisdiction or jurisdictions in which the failure to so qualify would have a material adverse effect on KE and the KE Subsidiaries taken as a whole.

       4.2.  Authorization of Agreement; No Violations; Consents.
The execution, delivery and performance of this Agreement by KE has been duly authorized by its Board of Directors. This Agreement has been duly and validly executed and delivered by KE and, subject to approval by the holders of KE Common Stock, constitutes a valid and binding agreement of KE, enforceable in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation of or default under
(a) any provision of the articles of incorporation, or the bylaws, of KE,
(b) any note, bond, mortgage, indenture, lease, agreement or other material instrument, permit, concession, grant, franchise or license to which KE or any KE Subsidiary is a party or by which any of their properties or assets may be bound, (c) any judgment, order, decree, injunction, statute, rule, permit, license or regulation applicable to KE, the KE Subsidiaries or any of their respective properties, or (d) which result in the acceleration of any material obligation or the creation of any lien, charge or encumbrance upon any of the assets of KE except, in the cases of (b), (c) or (d) for violations or defaults which would not in the aggregate have a material adverse effect on KE and the KE Subsidiaries taken as a whole or KE's ability to effect the Merger. Except as set forth in the Disclosure Schedule, other than in connection with or in compliance with the provisions of the FBCA, the Exchange Act, the HSR Act, and the Bankruptcy Code, no authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority is necessary for the execution and delivery of this Agreement by KE or the consummation by KE of the transactions contemplated hereby. Except to the extent set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require the consent of any person or entity, other than consents which have been obtained or which will be obtained prior to the Closing.

       4.3. Capital Stock and Warrants. The authorized capital stock of KE consists of 100,000,000 shares of KE Common Stock. As of March 31, 1993, 13,219,619 shares were issued and outstanding and 1,092,981 shares were held by KE as treasury stock. All of the outstanding shares of KE Common Stock have been duly authorized, validly issued and are fully paid, nonassessable and were not issued in violation of any statutory preemptive rights or, to the best of KE's knowledge, preemptive rights of any current shareholder of KE. Except as contemplated by the Plan or this Agreement and for rights issued pursuant to the KE Rights Plan and for options exercisable for an aggregate of 775,012 shares of KE Common Stock, and for options issuable pursuant to the 1993 Stock Option Plan of KE, KE does not have any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating KE to issue or sell shares of its capital stock or any securities or obligations convertible into, or exchangeable for, any shares of its capital stock. The shares of KE Common Stock to be delivered to Disbursing Agent pursuant to Section 2.5 hereof, have been duly authorized, and upon their distribution by Disbursing Agent following the Effective Time shall be validly issued, fully paid, non-assessable and shall not have been issued in violation of any preemptive rights. The form and issuance of the Warrants pursuant to this Agreement, the Warrant Agreement, and the shares of KE Common Stock issuable upon exercise of the Warrants have been duly authorized by the Board of Directors of KE, and upon exercise thereof and payment of the exercise price, such KE Common Stock shall be validly issued, fully paid, nonassessable, and shall not have been issued in violation of any preemptive rights.

       4.4. Subsidiaries. The Disclosure Schedule contains a list of each of the Subsidiaries of KE. Except as otherwise set forth on the Disclosure Schedule, KE owns, directly or indirectly, all of the outstanding capital stock of, or other equity interests in, the KE Subsidiaries, free and clear of all liens, charges, pledges, security interests or other encumbrances, and all of such capital stock or other equity interests have been duly authorized and validly issued and are fully paid and nonassessable. No KE Subsidiary has any outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating it to issue or sell any share of its capital stock, or any other equity interest, or any securities or obligations convertible into or exchangeable for, any shares of capital stock of, or any other equity interest in, such Subsidiary.

       4.5.  Annual and Quarterly Reports.

       (a) KE has previously furnished KPI with true and complete copies of KE's Annual Reports on Form 10-K as filed with the SEC for each of the fiscal years ended December 31, 1992, 1991 and 1990, inclusive, collectively, the "KE Reports"). Each of the balance sheets included in the KE Reports (including any related notes and schedules) present fairly the consolidated financial position of KE as of the dates indicated, and the other financial statements included in the KE Reports (including any related notes and schedules) present fairly the consolidated results of operations or other information included therein of KE for the periods indicated, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein).

       (b) As of December 31, 1992, neither KE nor any of the KE Subsidiaries had any liabilities of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether required to be recorded or reflected on a balance sheet under generally accepted accounting principles, that were material to KE and the KE Subsidiaries taken as a whole, except for those specifically disclosed or provided for in the audited consolidated balance sheet for the fiscal year ended December 31, 1992, or the notes thereto. Except as set forth on the Disclosure Schedule, since
December 31, 1992, neither KE nor any of the KE Subsidiaries has incurred any liabilities other than liabilities which both (i) have been incurred in the ordinary course of business consistent with past practice and (ii) have not had a material adverse effect on the ability of KE to consummate the transactions contemplated by this Agreement, or on the condition (financial or otherwise), properties, assets, liabilities, business, prospects or results of operations of KE and the KE Subsidiaries taken as a whole.

       4.6.  Absence of Material Adverse Changes.  Since December 31, 1992,
KE and the KE Subsidiaries have conducted their respective businesses only in the ordinary and usual course in substantially the same manner as theretofore conducted, and neither KE nor any of the KE Subsidiaries has undergone any change which has had or may reasonably be expected to have, a material adverse effect on the ability of KE to consummate the transactions contemplated by this Agreement or, except as disclosed in the Disclosure Schedule pursuant to
Section 4.5(b), on the condition (financial or otherwise), properties, assets, liabilities, business, prospects or results of operations of KE and the KE Subsidiaries taken as a whole.

       4.7. Taxes. Except as set forth in the KE Reports or on the Disclosure Schedule or for other exceptions which would not have a material adverse effect on the condition (financing or otherwise), properties, assets, liabilities, business, prospects or results of operation of KE audited KE Subsidiaries taken as a whole:

              (a) all returns and reports of all Taxes including, without limitation, consolidated federal income tax returns of KE, withholding tax returns, declarations of estimated tax and tax reports, required to be filed with respect to KE and the KE Subsidiaries or any of their income, properties or operations, have been duly filed in a timely manner (taking into account all extensions of due dates);

              (b) to the best of KE's knowledge, all information provided in such returns, declarations and reports is true, correct and complete in all material respects;

              (c) all Taxes attributable to KE and the KE Subsidiaries that are or were due and payable on or prior to the date hereof have been paid, except for Taxes that are being contested in good faith and that are adequately reserved against;

              (d) the provisions for Taxes on the consolidated balance sheets of KE and the KE Subsidiaries contained in the KE Reports are in accordance with generally accepted accounting principles consistently applied from period to period; and

              (e) there is no claim or assessment pending or, to the best of KE's knowledge, threatened against KE or any one of the KE Subsidiaries for any alleged deficiency in Taxes, and to the best of its knowledge, KE does not know of any audit or investigation with respect to any liability of KE or any one of the KE Subsidiaries for Taxes, which if adversely determined, would have a material adverse effect on the financial condition of KE. To the best of KE's knowledge, the consolidated federal income tax returns for KE and the KE Subsidiaries for the calendar years 1989, 1990 and 1991 have not been examined by the Internal Revenue Service.

       4.8. Owned Properties. The Disclosure Schedule hereto contains a complete and correct list as of the date hereof of all real properties and interests therein owned as of the date hereof by KE or any KE Subsidiary (the "KE Properties"). Except as stated in the Disclosure Schedule or in the KE Reports, each of KE and the respective KE Subsidiaries has good and marketable title to the KE Properties and good title to all tangible personal property reflected in the December 31, 1992 balance sheet included in the KE Reports or acquired after such date (except to the extent disposed of since such date in the ordinary course of business), in each case free and clear of all mortgages, liens, charges, encumbrances, easements, security interests or title imperfections except (a) liens for current taxes not yet due and payable, (b) encumbrances, easements and security interests which do not materially detract from the value or interfere with the use of the properties affected thereby, (c) purchase money security interests, (d) easements for the erection and maintenance of public utilities serving the KE Properties (the exceptions identified on the Disclosure Schedule and those described in the foregoing clauses (a), (b), (c) and (d) being referred to herein as ("Permitted Encumbrances"). To the best of KE's knowledge, all plants, buildings and improvements, and all machinery and equipment contained therein and all operations conducted therein, and all other real property owned by KE or any KE Subsidiary, including, without limitation, the KE Properties, conform in all material respects with all applicable material building and zoning and other laws, ordinances, regulations and permits, and the continuation of any such operation will not result in a material violation of any such building and zoning and other laws, ordinances, regulations and permits. Except as set forth in the Disclosure Schedule hereto, KE does not know of any present or past violations by KE or any KE Subsidiary of any such building or zoning and other laws, ordinances, regulations and permits, nor any pending or threatened disputes with respect thereto, nor any facts that might form a basis for such a reasonable dispute.

       4.9. Leased Properties. The Disclosure Schedule contains a complete and correct list as of the date specified therein of all real and tangible personal properties and interests therein leased as of the date hereof by KE or any KE Subsidiary as lessee. Except as stated in the Disclosure Schedule as of the date specified therein, each of KE and the respective KE Subsidiaries has valid leasehold interests in all real properties and tangible personal properties leased by it, in each case free and clear of all material mortgages, liens, charges, encumbrances, easements, security interests or title imperfections. KE has made available complete and correct copies of all leases of real property and material personal property to KPI and enjoys peaceful and undisturbed possession under all leases under which it or any KE Subsidiary operates as lessee. To the best of KE's knowledge, all activities of KE in properties leased by it conform with all applicable building, fire, safety, zoning and all other laws, ordinances, regulations and permits in all material respects, and to the best of KE's knowledge, the continuation of any such activity will not result in a material violation of any such building and zoning or other laws, ordinances, regulations or permits. Except as set forth in the Disclosure Schedule, KE does not know of any present or past violations by KE or any KE Subsidiary of any such building or zoning or other laws, ordinances, regulations and permits, nor any pending or threatened disputes with respect thereto, nor any facts that might form a reasonable basis for such a dispute.

       4.10. Leases of Owned Properties. The Disclosure Schedule contains as of the date specified therein a complete and correct list of all leases by KE as lessor of any KE Property or portion thereof ("KE Leases"). To the best of KE's knowledge, KE is not in default in any material manner under any of the KE Leases, and KE is not aware of any material defaults by other Persons party to any of the KE Leases nor of any event or condition which with the passage of time or the giving of notice would constitute such a material default. To the best of KE's knowledge, the KE Leases are enforceable against the other Persons party thereto in accordance with their terms.

       4.11. Environmental Matters. To the best of KE's knowledge, each of KE and the KE Subsidiaries is in compliance with all applicable material published rules and regulations (and applicable standards and requirements) of the U.S. Environmental Protection Agency and of any similar agencies in any jurisdiction in which KE and the KE Subsidiaries owns or leases any real property. To the best of KE's knowledge, except as set forth in the Disclosure Schedule, there is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or threatened by any person or entity or any basis for any such suit, claim, action or proceeding, for (i) non-compliance by either KE or any KE Subsidiary with any state or federal environmental law, permit, rule or regulation or (ii) relating to the release into the environment by either KE or any KE Subsidiary of any Hazardous Materials or waste generated by either KE or any KE Subsidiary, whether or not occurring at or on the site owned, leased or operated by either KE or any KE Subsidiary. To the best of KE's knowledge, except as set forth in the Disclosure Schedule, there are no citations, fines or penalties heretofore assessed against KE under any Governmental Requirements relating to air or water pollution, solid waste disposal or other environmental protection matters, or relating to occupation, health or safety, that remain unpaid, and except as set forth in the Disclosure Schedule hereto, no such citations, fines or penalties have been assessed or threatened since January 1, 1988. To the best of KE's knowledge, except as set forth in the Disclosure Schedule, none of KE or the KE Subsidiaries has received written notice of any violation of a type referred to in any portion of this Section
4.11 which has not been corrected. Copies of KE's last inspection reports, if any, from each applicable authority with respect to any Governmental Requirements law described in any portion of this Section 4.11 and relating to the properties of KE and the KE Subsidiaries have been previously provided to KPI. To the best of KE's knowledge, the Disclosure Schedule hereto sets forth a complete list of all above-ground and underground storage tanks, vessels, and related equipment and containers that are subject to federal, state or local laws, statutes, rules or regulations, and sets forth their present contents, and, if known, what the contents have been at any time in the past, and what program of remediation, if any, is contemplated with respect thereto. Without limitation of the foregoing, except as set forth on the Disclosure Schedule and except as would be present in KE Properties or KE leased Properties in the ordinary course in compliance in all material respects with applicable law, to the best of KE's knowledge:

              (a) No Hazardous Materials are located on any KE Property or KE Leased Property, or have been released into the environment, or deposited, discharged, placed or disposed of at, on, or under any KE Property or KE Leased Property, or transported to or from any KE Property or KE Leased Property. No portion of any KE Property or KE Leased Property is being used or has been used at any previous time, for the disposal, storage, treatment, processing, manufacturing or other handling of Hazardous Materials;

              (b) No asbestos or asbestos-containing materials have been installed, used, incorporated into, or disposed of on any KE Property or KE Leased Property;

              (c) No polychlorinated biphenyls or materials containing polychlorinated biphenyls are located on or in any KE Property or KE Leased Property;

              (d) No underground storage tanks are located on any part or parcel of any KE Property or KE Leased Property or were previously located on any part or parcel of any KE Property or KE Leased Property and subsequently removed or filled;

              (e) No investigation, administrative order, consent order, agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated or in existence with respect to any KE Property or KE Leased Property, or any part or parcel thereof;

              (f) The KE Properties and KE Leased Properties and their existing and prior uses are and have been in compliance with, and at all times have complied with, any applicable material Governmental Requirements relating to environmental matters or Hazardous Materials;

              (g) There is no condition on any KE Property or KE Leased Property which is in material violation of any applicable Governmental Requirements relating to Hazardous Materials, and KE has received no communication from or on behalf of any Governmental Authority that any such condition exists; and

              (h) Neither any KE Property nor any KE Leased Property, nor any part or parcel thereof, is currently listed on the National Priority List or any analogous state list.

       KE further represents and warrants that, except for studies, audits, and reports pertaining to KE Properties and KE Leased Properties which have been made available to KPI and are listed on the Disclosure Schedule, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of or, to the best of KE's knowledge, available to KE in relation to any KE Property or KE Leased Property.

       4.12. Commissions. To the best of KE's knowledge, within the three years preceding the date hereof, neither KE nor any of the KE Subsidiaries has made or solicited, in connection with work performed or to be performed or sought to be performed, contracts awarded to or bid on by KE or any KE Subsidiary, or otherwise sought by KE or any KE Subsidiary, any payment
(in goods, money or services) which have violated or would violate the Foreign Corrupt Practices Act or any other similar federal, state or local statute, regulation or ordinance.

       4.13. Employment Arrangements. The Disclosure Schedule contains a true and complete list of all union contracts and all employment agreements providing for salaries in excess of $50,000 per annum with employees that are not terminable at will, and all agreements, plans and arrangements pertaining to pension, profit- sharing, deferred compensation, bonuses, retirement, hospitalization, medical expense payments, vacation, severance or other employee benefits.

       4.14. Litigation. Except as set forth in the Disclosure Schedule, there are no material judicial or administrative actions, suits or proceedings pending or threatened against KE.

                                         ARTICLE 5.
                                         COVENANTS

       5.1. Approvals, Consents, Etc. KPI and KE shall cooperate and use their best efforts to obtain as promptly as possible all approvals, consents and waivers required to be obtained by each of them from any party, public or private, in order to effectuate the transactions contemplated hereby. Each of KPI and KE shall use its best efforts to assure that the other conditions set forth in Articles 7 and 8 hereof are satisfied by the Closing Date.

       5.2. Conduct of Business. After the date hereof through and until the Effective Time, each party hereto shall maintain its assets and properties in adequate condition and repair for the purpose intended, except for ordinary wear and tear and damage by fire, flood or other casualty. Except as required by law, as permitted or required hereby or under the Plan or as the other party may otherwise agree in writing, neither party shall, prior to the Effective Time:

              (a) enter into any transaction or take any action which would result in any of their respective representations and warranties contained in this Agreement not being true and correct in any material respect at and as of the Closing Date;

              (b) modify or amend its Articles of Incorporation or By-laws other than as required by Section 1123(a) of the Bankruptcy Code;

              (c) amend the KE Rights Agreement (other than an amendment to increase the amount of shares of KE Common Stock held by a stockholder which would trigger the distribution of the Rights under the KE Rights Agreement);

              (d) except as contemplated hereby or by the Plan, change the number of shares of capital stock outstanding or issue or agree to issue, directly or indirectly, any shares of capital stock or any option, warrant, right of conversion, or any other right to purchase or acquire any shares of capital stock;

              (e) except as contemplated hereby or by the Plan, declare or pay any dividends (in excess of real estate investment trust taxable income in the case of KE) or repurchase, directly or indirectly, any shares of capital stock or any option or warrant to purchase capital stock, except that KE may issue or agree to issue options pursuant to KE's 1988 Stock Option Plan or 1993 Stock Option Plan;

              (f) acquire, sell, lease or dispose of any material asset or property, except that KPI may, sell or dispose of Southeast Assets and the real property as provided in the Plan; provided, however, that any and all net proceeds therefrom are held by KPI;

              (g) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any Person, except, with respect to KPI, as general partner in TKP or Reorganized TKP, as specifically provided in the Amended Partnership Agreement (as defined in the TKP
        Plan);

              (h) enter into any employment agreement with any person or modify any employment agreement existing as of the date hereof in any material respect; or

              (i) take, or agree in writing or otherwise to take, any of the foregoing actions.

       5.3.  Hart-Scott-Rodino and Other Government Filings.

       5.3.1. Hart-Scott-Rodino Filings. Each of KPI and KE shall promptly make all required filings under the HSR Act, including, without limitation, a Notification and Report Form for Certain Mergers and Acquisitions (or any successor form) and any amendments thereto with the Federal Trade Commission and the Department of Justice, in connection with the transactions contemplated by this Agreement as required by the anti-trust laws of the United States.

       5.3.2. Additional Information. In the event that a request for additional information is properly made of either of KPI or KE pursuant to the HSR Act, KPI or KE, as the case may be, shall use its best efforts to comply with such request as soon as practicable after receipt of such request.

       5.3.3. Other Filings. KPI and KE will cooperate with each other in the preparation and submission to any governmental, judicial, public or regulatory body or authority, including the preparation of KE's proxy statement to be filed with the SEC, in a timely manner, of all filings necessary or advisable to obtain the approvals, consents and waivers referred to in Section 5 hereof. All such filings, as well as any subsequent filings in any such proceeding, or filings in response to any proceeding relevant to the transactions contemplated by this Agreement initiated by any such body or authority, shall be subject to prior review by each of KPI and KE, respectively.

       5.4. Notification of Certain Additional Matters. Each party shall give the other prompt notice of (i) any actual notice of, or communication with respect to, the occurrence of a default or event which, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and before the Effective Time, under any agreement, indenture, mortgage, lease or instrument where any such default, or defaults in the aggregate, would have a material adverse effect on such party and its Subsidiaries taken as a whole, (ii) any written notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material adverse change or development in the business or financial condition of such party.

       5.5. No Solicitation. Unless so directed by Bankruptcy Court order (which order shall not have been sought, consented to or solicited by or at the direction of the Board of Directors of KPI, except as required by applicable law, including, without limitation, laws relating to the fiduciary duties of directors), neither the Board of Directors of KPI nor any member thereof nor any Person acting at its direction shall, directly or indirectly,
(a) seek to amend or modify the Plan or to submit to the Bankruptcy Court or parties in interest any other plan of reorganization, (b) seek or solicit any proposal ("Proposal") to acquire some or all of the stock or assets of KPI (other than those assets specified in Section 5.2(f) above), or to effect a merger or consolidation of KPI with or into any other corporation or any similar transaction, an investment in, or loan to KPI (other than loans or investments approved by KE in writing), or any purchase, sale, transfer or disposition by KPI of any of the material assets of KPI or assets which, in the aggregate, would be material to KPI other than those assets specified in
Section 5.2(f) above, or (c), after the Effective Date of the Plan, seek the entry of an order vacating or modifying the Confirmation Order. The Board of Directors of KPI will promptly notify KE of the entry or issuance of any order of the type referred to above or of any request for entry or issuance of such an order and will, except as required by applicable law, including, without limitation, laws relating to the fiduciary duties of directors, use its reasonable best efforts to oppose any motion which seeks relief from the provisions hereof with respect to any Proposal. The Board of Directors of KPI will promptly communicate to KE the terms of any Proposal or contact it may receive in respect of any such transaction. The Board of Directors of KPI agrees not to release any third party from any confidentiality or standstill agreement to which KPI is a party and to use all reasonable efforts to enforce its rights thereunder to the full extent of the law. Nothing contained in this Section 5.5 shall be deemed to prohibit KPI or its Board of Directors from, in response to any unsolicited Proposal, furnishing non-public information concerning KPI's business, properties or assets to an Person, participating in any discussions or negotiations regarding, or otherwise cooperating with any Person (including by modifying, amending, terminating or waiving a standstill agreement) with respect to, any Proposal but only in each case to the extent that counsel to the Board of Directors of KPI advises it that such information is required to be so provided or other action is required to be taken as an exercise of its fiduciary duty.

       5.6.  Subsequent Actions.  If, at any time after the Effective Time,
KE reasonably requests any deeds, bills of sale, assignments, assurances or any other actions or things as necessary or desirable to vest, perfect or confirm, of record or otherwise, its right, title and interest in, to or under any of the assets of KPI acquired or to be acquired by KE as a result of, or in connection with, the Merger or otherwise to carry out the transactions contemplated by this Agreement, the officers or directors of KE shall be authorized to execute and deliver, in the name and on behalf of KPI, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of KPI or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm all right, title and interest in, to and under such rights, properties or assets in KE or otherwise to carry out this Agreement, and the transactions contemplated hereby.

       5.7. Bankruptcy Court Approvals. Each of KE and KPI shall make all reasonable efforts to obtain as soon as practicable the approval by the Bankruptcy Court of this Agreement and the Disclosure Statement, the approvals of the Plan by majorities of any Class defined in the Plan, entry by the Bankruptcy Court of the Confirmation Order and accomplishment of such further steps as may be necessary or appropriate so that the
Confirmation Order shall become a Final Order.  Upon request of KPI, KE agrees (i) to assist and cooperate with KPI in obtaining approval of this Agreement and the Disclosure Statement, (ii) to assist and cooperate with KPI, in KPI's negotiations with, and solicitation of approvals from, holders of Claims and Interests for the purpose of obtaining the approvals of majorities of any Class defined in the Plan, and/or (iii) to assist KPI in obtaining
entry of the Confirmation Order.   Notwithstanding anything to the contrary
contained in this Agreement, the Merger is subject to the issuance of said Confirmation Order, and to said Confirmation Order becoming a Final Order.

       5.8. Proxy Statement; Disclosure Statement. KE shall prepare and file with the SEC as soon as reasonably practicable after the date hereof a preliminary proxy statement with respect to the transactions contemplated by this Agreement reflecting the recommendation of the Board of Directors of KE that the Shareholders of KE vote to approve the Merger and this Agreement, and shall use all reasonable efforts to have such proxy statement cleared by the SEC under the Exchange Act and to cause the proxy statement to be mailed to the shareholders of KE as soon as practicable thereafter. The information in the proxy statement with respect to KE and the KE Subsidiaries will not, as of the date of the proxy statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. At KE's request, KPI shall furnish to KE all such information concerning KPI as may be reasonably required to be disclosed in the proxy statement. None of the information supplied by KPI with respect to KPI and the KPI Subsidiaries for inclusion in the proxy statement will, as of the date of the proxy statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. KPI agrees, subject to approval of the Bankruptcy Court, to vote the shares of KE held by it on the record date for stockholders entitled to notice of and to vote at the special meeting in favor of the Merger, this Agreement and all other matters necessary for the consummation of the transactions contemplated by this Agreement and shall not, after the date hereof and prior to the special meeting, sell, transfer, assign, pledge or otherwise dispose of such shares of KE Common Stock. KPI and KE shall each promptly notify the other if at any time before the Closing Date it becomes aware that the proxy statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, KE shall prepare a supplement or amendment to the proxy statement which corrects such misstatement or omission, and shall cause the same to be filed with the SEC and distributed to stockholders of KE.

       KPI and KE shall each furnish to one another all such information required to be disclosed in the Disclosure Statement. Each of KPI and KE shall promptly notify the other if at any time before the Effective Date it becomes aware that the Disclosure Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall prepare a supplement or amendment to the Disclosure Statement which corrects such misstatement or omission and shall cause the same to be filed with the Bankruptcy Court and distributed to holders of Claims and Interests entitled to vote on the Plan. None of the information supplied by KE or KPI for inclusion in the Disclosure Statement, at the date such information is supplied or included, will, as of the respective date of such Disclosure Statement, and at the times such Disclosure Statement is distributed to holders of Claims and Interests, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       To the extent applicable, KE will notify KPI promptly of the receipt of any comments from the SEC or its staff, and of any request by the SEC or its staff for amendments or supplements to the proxy statement or for additional information, will supply KPI with copies of all correspondence between KE or any of its representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the proxy statement, will consult with KPI before mailing the proxy statement or any amendment thereof or supplement thereto to KE shareholders, and, if at any time prior to the Closing Date any event shall occur which should be set forth in an amendment or supplement to the proxy statement, will promptly prepare, file and mail such amendment or supplement.

       5.9. Stockholders' Meeting. As soon as practicable after the date hereof, KE will set a record date, prepare and forward a notice to the shareholders of KE of a special meeting and take all actions in accordance with the FBCA and its Articles of Incorporation and Bylaws to convene a special meeting of KE shareholders entitled to vote on the Merger and upon any other matters necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Plan. The date of the special meeting shall be as soon as practicable following the clearance of the proxy statement by the SEC. The Board of Directors of KE will, subject to its fiduciary duty in consultation with legal counsel, recommend to the stockholders of KE the approval and adoption of the matters necessary for the consummation of the transactions contemplated by this Agreement.

       5.10. American Stock Exchange/New York Stock Exchange. As soon as practicable after the date hereof, KE shall file an application with the American Stock Exchange or the New York Stock Exchange for listing the additional shares of KE Common Stock, the Warrants issuable pursuant to this Agreement, and the shares of KE Common Stock issuable upon exercise of the Warrants.

       5.11. Further Assurances. Subject to the terms and conditions herein provided and to the fiduciary duty of KE's Board of Directors and officers in consultation with legal counsel, each of the parties agrees to use reasonable efforts promptly to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain confirmation of the Plan, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, subject, however, to the appropriate vote of stockholders of KE. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement are hereby directed and authorized to use reasonable efforts to effectuate all such action.

       5.12. Environmental Matters. From the date of this Agreement until the Closing: (a) except in material compliance with applicable law, neither party shall receive, store, dispose or release any Hazardous Materials on or from any of its respective Properties, Leased Properties, or transport any Hazardous Materials to or from any Properties or Leased Properties; (b) permit the existence of any material Hazardous Materials Contamination on any of its respective Properties or Leased Properties; (c) each party shall give written notice to the other party immediately upon acquiring knowledge of the presence of any reportable quantity of Hazardous Materials Contamination on any Property or Leased Properties, with a full description thereof; (d) each party shall, at its sole cost and expense, reasonably comply with any Governmental Requirements requiring the removal, treatment or disposal of such Hazardous Materials or Hazardous Materials Contamination and provide the other party with satisfactory evidence of such compliance; and (e) each party shall ensure that all written leases, licenses, and agreements of any kind now or hereafter executed which permit any party to occupy, possess, or use in any way any of its respective Properties or Leased Properties include an express covenant to the effect that such party shall comply with the provisions of this paragraph.

       5.13. Site Assessments. KE, at any time prior to the Closing hereunder, may contract for the services of persons (the "Site Reviewers") to perform an environmental site assessment ("Site Assessments") on any KPI Property or KPI Leased Property, for the purpose of determining whether there exists on such KPI Property or KPI Leased Property any environmental condition which could result in any material liability, cost or expense to the owner, occupier or operator of such KPI Property or KPI Leased Property arising under any Governmental Requirements relating to Hazardous Materials. The Site Assessments may be performed at any time or times, upon reasonable written notice to KPI, and under reasonable conditions established by KPI.
The Site Reviewers may perform such tests on such KPI Properties and KPI Leased Properties as are necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers. KPI will supply to the Site Reviewers such available historical and operational information regarding the KPI Properties and KPI Leased Properties as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and will make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. KE shall make the results of such Site Assessments fully available to KPI. The cost of performing such Site Assessments shall be paid by KE.

       5.14. Indemnification of Officers and Directors. KE shall indemnify and hold harmless each of the current and former non-officer directors of KPI other than Ira M. Koger (the "Indemnified Persons") in respect of amounts to which such Indemnified Persons would otherwise be entitled to indemnification under Florida law, the articles of incorporation or by-laws of KPI arising out of acts or omissions prior to the Petition Date without giving effect to the occurrence of the Bankruptcy Case, or any order relating thereto including, without limitation, Bar Orders, the Confirmation Order or any order of the Bankruptcy Court relating thereto (each, a "Covered Claim"); provided, however, that the obligations of KE hereunder to any Indemnified Person shall not exceed (i) $1,000,000 in the aggregate and (ii) $200,000 per each Indemnified Person or such Indemnified Person's pro rata share of the costs of any joint defense of multiple Indemnified Persons. Indemnified Persons shall be entitled to advances from the Escrow Fund in respect of legal costs and expenses as may relate to a Covered Claim, upon execution and delivery to KE of an undertaking, in accordance with the law of the State of Florida, to repay such advances. The foregoing indemnification shall be available only to such Indemnified Persons who shall execute in favor of KE, KPI, Reorganized KPI and any and all of their respective subsidiaries and successors or assigns, a waiver and release of any and all liabilities and obligations of KE and KPI arising out of any contractual, statutory or other right of indemnification, contribution and reimbursement arising out of or related to such Person's acting as a director of KPI and shall withdraw any proofs of claims filed with the Bankruptcy Court in the Bankruptcy Case.

       5.15. Preliminary Injunctions, Etc. The parties shall use all reasonable efforts to have vacated or reversed any temporary restraining order, preliminary or permanent injunction or other order by any United States federal or state court or governmental body which prohibits or otherwise limits the consummation of the transactions contemplated by this Agreement.

                                         ARTICLE 6.
                                          THE PLAN

       6.1. Confirmation Order. Consummation of this Agreement shall be subject to the provisions of the Confirmation Order as the same shall be entered by the Bankruptcy Court and shall be in effect and not stayed on the Effective Date.

       6.2. Appeals. After the Effective Date of the Plan, if the Confirmation Order or any other orders of the Bankruptcy Court relating to this Agreement, the Disclosure Statement, the solicitation of acceptances of the Plan or confirmation of the Plan shall be appealed by any party (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), KPI, prior to the Effective Time, will take all reasonable and necessary steps to prosecute such appeal, petition or motion or defend against such appeal, petition or motion as KE shall request, and KE shall cooperate in such efforts, and each of KE and KPI shall use its best efforts to obtain an expedited resolution of any such appeal.

                                         ARTICLE 7.
                        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF KE

       7.1. Conditions Precedent. The obligations of KE pursuant to this Agreement are subject to the satisfaction at or prior to Closing of each of the following conditions:

              (a) Except for consents the absence of which would not have a material adverse effect on the financial condition and prospects of KPI and the KPI Subsidiaries taken as a whole, the consents of all entities who are parties to Assumed Contracts, and the consents of any governmental or regulatory agency, to the Merger, if required to effect the Merger and the transactions contemplated hereby, and, if necessary, their assignments to KE, shall have been obtained;

              (b) There shall not have been a material adverse change in the condition (financial or otherwise), business, properties, or results of operations, or a material increase in liabilities of KPI and the KPI Subsidiaries taken as a whole during the period from December 31, 1992 to the Effective Time; for purposes of this Section 7.1(b), a material adverse change shall include, without limitation, any such material adverse change caused by or relating to any order of the Bankruptcy Court or any order which reasonably can be expected to have a material adverse effect, the material terms of which order KE has not approved in advance;

              (c) KE shall have received from the Internal Revenue Service and there shall remain in full force and effect a tax ruling with respect to the issues concerning the Plan and the Merger, which ruling shall satisfy the terms and conditions for a reasonably acceptable tax ruling as set forth in a letter dated May 6, 1993 from KE to KPI;

              (d) All representations and warranties made by KPI in this Agreement shall be true and correct in all material respects as of the date made, and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except when made as of a specified date);

              (e) KPI shall have performed and complied in all material respects with all covenants, obligations, and agreements to be performed by it on or before the Closing Date pursuant to this Agreement;

              (f) No temporary restraining order, preliminary or permanent injunction or other order by any United States federal or state court or governmental body which prohibits the consummation of the transactions contemplated by this Agreement shall have been issued and remain outstanding;

              (g) The holders of the KE Common Stock, as provided by the FBCA, shall have approved the Merger, this Agreement, and the issuance of additional shares of KE Common Stock and the Warrants in connection therewith;

              (h) The shares of KE Common Stock and the Warrants to be issued pursuant to this Agreement and the Plan shall have been approved for listing on the American Stock Exchange or New York Stock Exchange, subject to official notice of issuance;

              (i) KE shall have received on the date that this Agreement is executed and on the Closing Date an opinion of Willkie, Farr & Gallagher, counsel to KPI as debtor in possession, substantially in the form attached hereto as Exhibit 7.1(i);

              (j) All of the KPI Subsidiaries shall have been merged with and into KPI or otherwise liquidated;

              (k) KPI shall have delivered to KE a certificate, dated the Closing Date, of the chief executive officer and the chief financial officer of KPI to the effect that the conditions specified in subsections (a), (b), (d), (e), (f) and (j) of this Section 7.1 have been met;

              (l)  The Effective Date of the Plan shall have occurred;

              (m) The TKP Plan shall have been confirmed and become effective without modification or amendment after the date hereof; all claims against KPI in its Chapter 11 case arising out of its general partnership interest in TKP shall be settled and resolved without further liability of KPI; and the Restructured KPI Note (as defined in the TKP Plan) shall have been converted into a priority partnership interest in accordance with Section 24 of the Third Amended and Restated Partnership Agreement of The Koger Partnership, Ltd., on terms satisfactory to KE; and

              (n) KE shall have received certificates from persons who receive shares of KE Common Stock pursuant to the Plan and hold 5% or more of outstanding KE Common Stock as of the Closing in the form attached hereto as Exhibit 7.1(n).

       7.2. Waiver of Conditions. KE may waive any of the conditions to the Merger described in Section 7.1. To be effective, a waiver must be in writing, executed on behalf of KE and delivered to KPI. Nothing set forth in the Plan, the Disclosure Statement or this Agreement shall be construed as requiring KE to waive any of such conditions.

                                         ARTICLE 8.
                       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF KPI

       8.1. Conditions Precedent. The obligations of KPI under this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions:

              (a) All representations and warranties made by KE in this Agreement shall be true and correct in all material respects as of the date made, and on and as of the Closing Date, with the same force and effect as thought made on and as of the Closing Date (except when made as of a specified date);

              (b) KE shall have performed and complied in all material respects with all covenants, obligations, and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement;

              (c) Except for consents the absence of which would not have a material adverse effect on the financial condition and prospects of KE and the KE Subsidiaries taken as a whole or on the Surviving Corporation, (i) the consents of all governmental or regulatory authorities or agencies having jurisdiction over the transactions contemplated by this Agreement shall have been given and all applicable waiting periods shall have expired and (ii) all consents and approvals from any other third parties necessary for KE to continue to conduct its business as previously conducted shall have been obtained;

              (d) There shall not have been a material adverse change in the condition (financial or otherwise) of the business, properties, or results of operations, or a material increase in liabilities of KE and the KE subsidiaries taken as a whole during the period from December 31, 1992, to the Closing Date;

              (e) No temporary restraining order, preliminary or permanent injunction or other order by any United States federal or state court or governmental body which prohibits the consummation of the transactions contemplated by this Agreement shall have been issued and remain outstanding;

              (f) The holders of the KE Common Stock, as provided by the FBCA, shall have approved the Merger, this Agreement and the issuance of additional shares of KE Common Stock and the Warrants in connection therewith;

              (g) The shares of KE Common Stock and Warrants to be issued pursuant to this Agreement and the Plan shall have been approved for listing on the American Stock Exchange or New York Stock Exchange, subject to official notice of issuance;

              (h) As of the Effective Date, KE shall have Cash not less than $5,000,000;

              (i) The TKP Plan shall have been confirmed and become effective without modification or amendment after the date hereof; all claims against KPI arising out of its general partnership interest in TKP shall be settled and resolved by reason of the confirmation of the TKP Plan, and KPI shall have no further liability to any person in respect of obligations of TKP other than as set forth in the TKP Plan;

              (j)  The Effective Date of the Plan shall have occurred;

              (k) KPI shall have received on the date that this Agreement is executed and on the Closing Date an opinion of Ropes & Gray, counsel to KE, substantially in the form attached hereto as Exhibit 7.2(k); and

              (l) KE shall have delivered to KPI a certificate, dated the Closing Date, of the Chief Executive Officer and the Chief Financial Officer of KE to the effect that the conditions specified in subsections (a), (b), (c), (d), (e), (f), (g), and (h) of this
        Section 8.1 have been met;

       8.2. Waiver of Conditions. KPI may waive any of the conditions to the Merger described in Section 8.1. To be effective, a waiver must be in writing, executed on behalf of KPI and delivered to KE. Nothing set forth in the Plan, Disclosure Statement or this Agreement shall be construed as requiring KPI to waive any of such conditions.

                                         ARTICLE 9.
                                        TERMINATION

       9.1.  Termination.  This Agreement may be terminated prior to the
Closing:

              (a) by mutual written consent approved by the Boards of Directors of KPI and KE; or

              (b) by KE, by written notice to KPI, in the event any closing condition specified in Article 7 is reasonably determined by KE to have become incapable of being satisfied on or before September 30, 1993, provided such incapacity has not been caused by a material breach by KE of any of its covenants hereunder; or

              (c) by KPI, by written notice to KE, in the event any closing condition specified in Article 8 is reasonably determined by KPI to have become incapable of being satisfied on or before September 30, 1993, provided such incapacity has not been caused by a material breach by KPI of any of its covenants hereunder; or

              (d) by KE or KPI by written notice to the other, if the Closing has not occurred on or before September 30, 1993; or

              (e) by KE or KPI, by written notice to the other, if the Court enters an order declining to confirm the Plan under Section 1129 of the Code or if, prior to the Effective Date of the Plan, the Confirmation Order is vacated or reversed by a Final Order of a court of competent jurisdiction; or

              (f) by KE or KPI at any time prior to the Closing Date if any statute, rule, regulation, order or decision shall have been enacted or promulgated by any government, government agency or court, foreign or domestic, which would make consummation of any of the transactions contemplated by this Agreement illegal (which the party seeking to terminate this Agreement shall have used its best efforts to have lifted or reversed), and such statute, rule, regulation, order or decision has become a Final Order, if applicable; or

              (g) by KE or KPI if, at the stockholder's meeting referred to in Section 5.9 hereof (including any adjournment thereof) this Agreement and the Merger shall fail to be adopted and approved by the requisite vote of the shareholders of KE.

       9.2. Effect of Termination. In the event of termination of this Agreement by either KPI or KE as provided above, this Agreement shall forthwith become void and there shall be no further liability on the part of KPI or KE, or their respective officers or directors to the other hereunder except for any liability arising out of a breach of this Agreement.

                                         ARTICLE 10.
                                           GENERAL

       10.1. Expenses. Each of KPI and KE shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own advisers, accountants, counsel, and other experts.

       10.2. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by such party taking such action of compliance by any other party with any representation, warranty, covenant or agreement contained herein. The waiver by or on behalf of any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

       10.3. Binding Effect; Benefits. This Agreement shall not be binding on any party hereto until duly executed and delivered by both parties hereto. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and permitted assigns, but this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

       10.4. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants (other than the covenant contained in Section 5.14 which shall survive the Closing) contained in this Agreement shall not survive the Closing Date, and neither KPI nor KE shall have any liability thereafter to the other for any breach of any representation or warranty made by them herein.

       10.5. Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon receipt when transmitted by telecopy or telex or after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, or Federal Express, to the party to whom the same is so given or made:

              IF to KPI, to:        Jack H. Chambers
                                    President and Chief Executive Officer
                                    Koger Properties, Inc.
                                    3986 Boulevard Center Drive
                                    Jacksonville, Florida 32207


              With copies to:       Barry N. Seidel, Esq.
                                    Willkie, Farr & Gallagher
                                    One Citicorp Center
                                    153 E. 53rd Street
                                    New York, NY 10022

              If to KE, to:         Irvin H. Davis, President
                                    Koger Equity, Inc.
                                    3986 Boulevard Center Drive
                                    Suite 101
                                    Jacksonville, Florida 32207

              With copies to:       William F. McCarthy, Esq.
                                    Ropes & Gray
                                    One International Place
                                    Boston, Massachusetts 02110-2624

                                    and

                                    Harold F. McCart, Jr., Esq.
                                    Boling & McCart
                                    76 South Laura Street
                                    Suite 700
                                    Jacksonville, Florida 32202

       10.6. Entire Agreement. This Agreement (including the Schedules and s hereto), the Plan and the Confirmation Order, constitute the entire agreement between the parties hereto and supersede all prior agreements, representations, warranties, statements, promises, and understandings, whether written or oral, with respect to the subject matter hereof, and cannot be changed or terminated orally. No party hereto shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises, or understandings not specifically set forth in this Agreement or in any or Schedule hereto, the Plan, the Confirmation Order, or in any certificate or instrument to be delivered pursuant hereto on or before the Closing.

       10.7. Headings; Certain Terms. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" means "including, but not limited to" unless otherwise specified.

       10.8. Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Florida.

       10.9. Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

       10.10. Public Announcements. Prior to the Closing, KE and KPI shall cooperate in connection with all actions to publicize, advertise, announce, or disclose to any governmental authority or other third person the execution or terms of this Agreement or the transactions contemplated hereby. Except as required by the Bankruptcy Code or the federal securities laws, neither party will make any public disclosure, release or announcement without the prior written consent of the other party.

       10.11. Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by each of KE and KPI. This Agreement may be amended in writing at any time prior to the Effective Time by mutual consent of the respective Boards of Directors of the parties, without any action or approval by shareholders of such parties, provided that any such amendment shall not be made after approval by the shareholders of KE other than for amendments which are not materially adverse to KE or KPI and do not modify the amount or nature of the consideration provided in the Merger.

       10.12. Section References. All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

       10.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

       10.14. Specific Performance. The parties hereto recognize that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, the non-breaching party will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of a remedy of money damages.

       IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed on their behalf by an officer thereunto duly authorized, on the respective dates stated below.

[Seal]                                       KOGER PROPERTIES, INC., Debtor
                                             and Debtor-in-Possession

Attest:

By:_________________________________         By:_______________________________
    Secretary                                Title:  President and Chief
                                             Executive Officer

[Seal]                                                   KOGER EQUITY, INC.

Attest:

By:_________________________________         By:_______________________________
    Assistant Secretary                      Title:  President and Chief
                                             Executive Officer